Exhibit 99.1

Metabolix Appoints Joseph Shaulson to Lead Company as New Chief Executive Officer

CAMBRIDGE, Mass., Dec. 19, 2013 /PRNewswire/ —  Metabolix, Inc. (NASDAQ: MBLX) today announced that its Board of Directors has appointed Joseph Shaulson as its new president and chief executive officer (CEO) effective January 2, 2014 and as a member of the Board of Directors, effective immediately. Shaulson, previously Executive Vice President of Arch Chemicals, will succeed Richard Eno, who will remain with the Company until January 31, 2014 to assist with the transition.

Shaulson, 48, brings nearly 20 years of experience as a senior executive with mid-sized specialty chemicals and advanced materials companies and as a corporate lawyer specializing in corporate development and corporate finance transactions.  While at Arch Chemicals, Shaulson had responsibility for a variety of global businesses, including Personal Care and Industrial Biocides, Wood Protection, Performance Products and Industrial Coatings. He also led Arch’s strategic planning and corporate development functions when he joined the company as Vice President, Strategic Development in 2008.

“Joe is a proven executive who has successfully led and developed global chemicals and materials businesses,” commented Robert Van Nostrand, Chairman of the Board.  “His broad experience with specialty products in diverse applications and dynamic end markets is a great fit for Metabolix as we work to accelerate the progress of our biopolymers business and navigate through the next stage of our development and growth.”

From 1996 to 2007, Shaulson served in various leadership positions at Hexcel Corporation, an advanced composites company, including President of the Reinforcements Business Unit.  From 1991 to 1996, he served as a corporate associate at the law firm Skadden, Arps, Slate, Meagher & Flom. Shaulson received a Bachelor of Science degree in Economics and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania, as well as a Juris Doctor degree from the University of Pennsylvania Law School.

Metabolix also announced that Barbara Wells and Jay Kouba will be resigning as members of the Board of Directors effective January 2, 2014 to focus on other personal and professional pursuits.

Van Nostrand added, “On behalf of the Board, I thank Rick for his leadership and contributions to Metabolix during the past five years that have positioned the Company for growth in high value markets.  In addition, we extend our appreciation to both Barbara and Jay for their contributions and many years of service.”

In connection with this appointment, Metabolix granted Shaulson inducement equity awards in accordance with NASDAQ Listing Rule 5635(c)(4). The grants, which were made outside the Metabolix 2006 Stock Option and Incentive Plan, were approved by the Compensation Committee of the Company’s Board of Directors, and the Board of Directors, as an inducement material to Shaulson’s entering into employment with Metabolix. The inducement grants to Shaulson consist of (i) nonqualified options to purchase 1,150,000 shares of Metabolix common stock with a 10-year term and an exercise price equal to the closing price of the Company’s common stock on the date of grant; (ii) up to 600,000 shares of common stock that vest in various percentages once certain Metabolix stock price or revenue based targets are achieved; and (iii) the sale of 250,000 shares of Metabolix common stock to Shaulson on his start date at a price 10% below the closing price of the Company’s common stock on today’s date (subject to a 1-year holding period).  Shaulson’s stock option for 1,150,000 shares will vest as follows: 25% on the second anniversary of his start date, 25% on the third anniversary of his start date and the remaining 50% on the fourth anniversary of his start date, subject to his continued employment with Metabolix over such period, or other employment termination events that could continue the vesting terms.  In the event of a change of control, all of Shaulson’s unvested options will become fully-vested immediately.

About Metabolix

Metabolix, Inc. is an advanced biomaterials company that is well positioned to address growing market demand for sustainable solutions in the plastics, chemicals and energy industries. The Company is developing and commercializing a family of high-performance biopolymers targeted to the markets for film and bag applications, performance additives and functional biodegradation. Metabolix’s biobased chemicals platform is focused on high-value segments and applications using its novel “FAST” recovery process. The Company also is developing a platform for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expectations for future performance constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

(MBLX-G)

SOURCE Metabolix, Inc.

Contact:

Lynne H. Brum, 617-682-4693 LBrum@metabolix.com